EXHIBIT 99

ROWAN COMPANIES, INC.
OFFSHORE RIG UTILIZATION
OCTOBER 2004

	Units *	Utilization

Gorilla Jack-ups:
Gulf of Mexico	5	100%
North Sea	2	100%
Total	7	100%

Other Jack-ups:
Gulf of Mexico	17	100%

Semi-submersible:
Gulf of Mexico	1	100%
Total	25	100%

* Number of units at October 31, 2004

Note: Only revenue-producing days are used in computing rig utilization.